Exhibit 99.1

Herbst Gaming, LLC Announces 2010 Financial Results

Las Vegas, NV — April 1, 2011 — Herbst Gaming, LLC, has announced its consolidated operating results for the fiscal year ended December 31, 2010.

For the year ended December 31, 2010, Herbst Gaming, LLC posted Net Income of $388.2 million.  Net income includes the effect of fresh start accounting adjustments and reorganization adjustments related to the Company’s emergence from Chapter 11 with an effective date of December 31, 2010.  Net fresh start accounting and reorganization items totaled $441.6 million (1).  Operating loss for the year ended December 31, 2010 was $53.4 million.  Herbst Gaming, LLC’s EBITDA (2) which excludes the effect of fresh start accounting adjustments and reorganization adjustments  increased by 8% when compared to the year ended December 31, 2009.

Key Operating Metrics Include:

-                    Revenue decreased 5% to $701.1 million compared to $738.5 million in 2009

-                    EBITDA increased 8% to $77.4 million compared to $71.5 million in 2009.

-                    As of December 31, 2010, the Company had cash and cash equivalents of $103.2 million and total debt of $350.0 million

(1)          (2) See footnotes at end of this release for reconciliations relative to non-GAAP financial measures.

“During the restructuring, we took steps to stabilize EBITDA through targeted marketing campaigns and cost savings initiatives at all of our properties,” said David D. Ross, Chief Executive Officer.  “We have improved the efficiency of our property operations and reduced costs throughout the Company which led to our improved EBITDA performance for the fiscal year. I am optimistic about the outlook for the Company and grateful to our employees for their dedication and hard work through the challenging restructuring period.”

“We believe that our strategy of offering value-oriented, convenient locations will support our business strategy.  We remain focused on enhancing customer satisfaction and loyalty, which are critical to our long-term success,” concluded Mr. Ross.

Emergence From Chapter 11 Reorganization

On December 31, 2010, (i) Herbst Gaming , LLC acquired substantially all of the assets of its Predecessor (Herbst Gaming, Inc. or HGI)  in consideration for $350.0 million in aggregate principal amount of Senior Secured Loans and the issuance to Predecessor of all of The Company’s Common Units, (ii) the Senior Secured Loans and Common Units were distributed by Predecessor to the lenders under the HGI Credit Facility on a pro rata basis in accordance with the Bankruptcy Plan, (iii) all of Predecessor’s approximately $1.1 billion in outstanding long-term debt obligations consisting of borrowings under the HGI Credit Facility, $160.0 million of outstanding principal amount of 8.125% senior subordinated notes and $170.0 million of outstanding principal amount of 7% senior subordinated notes were terminated and (iv) 100% of the existing equity in Predecessor was cancelled.

On December 31, 2010, Herbst Gaming, LLC adopted fresh start accounting in accordance with ASC 852-10-15.  As a result, the value of Predecessor’s assets, including intangible assets, and liabilities have been adjusted to their fair values with any excess of The Company’s enterprise value over the Company’s tangible and identifiable intangible assets and liabilities reported as goodwill on the Company’s consolidated balance sheet.  Please refer to the Herbst Gaming, LLC Form 10-K filed with the Securities and Exchange Commission for additional financial information.

About Herbst Gaming, LLC

Herbst Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot route operations.  As of December 31, 2010, the Company’s casino operations consisted of 15 casinos, 12 of which are located in Nevada, 2 in Missouri and 1 in Iowa.  The Company’s route operations consist of approximately 6,000 slot machines throughout Nevada.

The following table reconciles Segment EBITDA to net income (loss) (in thousands):

	Predecessor
	Year Ended December 31,
	2010	2009	2008

Gross revenues
Southern Nevada	$80,168	$81,225	$90,832
Northern Nevada	90,113	88,318	96,656
Primm	201,430	222,406	257,231
Midwest	145,843	143,675	143,567
Slot Route	183,373	202,484	245,929
Other	174	370	348
Total gross revenues	$701,101	$738,478	$834,563

Segment EBITDA (1)
Southern Nevada	16,077	10,660	14,505
Northern Nevada	13,899	10,509	12,592
Primm	12,191	7,182	16,295
Midwest	39,300	36,154	29,730
Slot Route	7,661	17,703	28,540
Corporate and other	(11,762)	(10,687)	(13,406)
Total segment EBITDA	77,366	71,521	88,256

Depreciation and amortization
Southern Nevada	5,552	6,546	6,890
Northern Nevada	7,193	6,611	6,395
Primm	17,222	16,243	15,169
Midwest	8,103	10,551	11,228
Slot Route	12,428	15,165	17,791
Corporate and other	155	310	310
Total depreciation and amortization	50,653	55,426	57,783

Loss on impairment of assets	80,122	7,192	106,271
Restructuring expense	—	9,814	17,717

Operating income (loss)	(53,409)	(911)	(93,515)

Other non-operating items
Interest expense,	(25)	(29,530)	(116,832)
Interest Income	114	161	921
Reorganization items (2)	441,565	(29,810)	—
Total other non-operating income (expense)	441,654	(59,179)	(115,911)

Net income (loss)	$388,245	$(60,090)	$(209,426)

(1)

Segment EBITDA is used by management to measure segment profits and losses and consists of income from operations plus depreciation and amortization, plus loss on impairment of assets, and plus restructuring expense.

(2)	Reorganization items include the net effect of fresh start accounting adjustments and reorganization of Predecessor debt.